Exhibit 99.1

Hepion Pharmaceuticals to be Added to the Russell Microcap® Index

EDISON, N.J., June 9, 2021 - Hepion Pharmaceuticals, Inc. (NASDAQ:HEPA, “Hepion”), a clinical stage biopharmaceutical company focused on Artificial Intelligence (“AI”)-driven therapeutic drug development for the treatment of non-alcoholic steatohepatitis (“NASH”) and liver disease, is pleased to announce that it is set to join the Russell Microcap® Index at the conclusion of the 2021 Russell indexes annual reconstitution, effective after the U.S. market opens on June 28, according to a preliminary list of additions posted June 4.

Membership in the Russell Microcap® Index, which remains in place for one year, means automatic inclusion in the appropriate growth and value style indexes. FTSE Russell determines membership for its Russell indexes primarily by objective, market-capitalization rankings and style attributes.

“Being included among the companies that comprise the Russell indexes is a significant milestone for Hepion, which, we believe reflects the progress we are making to increase shareholder value by advancing the clinical development of our lead drug candidate, CRV431, for the treatment of NASH and other liver diseases,” commented Dr. Robert Foster, Hepion’s CEO. “We we look forward to the broader exposure and potential interest in the Company among new investors that inclusion in the Russell Microcap® Index provides.”

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Approximately $10.6 trillion in assets are benchmarked against Russell’s US indexes. Russell indexes are part of FTSE Russell, a leading global index provider. For more information on the Russell Microcap® Index and the Russell indexes reconstitution, go to the “Russell Reconstitution” section on the FTSE Russell website.

About Hepion Pharmaceuticals

The Company's lead drug candidate, CRV431, is a potent inhibitor of cyclophilins, which are involved in many disease processes. CRV431 is currently in clinical-phase development for the treatment of NASH, with the potential to play an important role in the overall treatment of liver disease - from triggering events through to end-stage disease. CRV431 has been shown to reduce liver fibrosis and hepatocellular carcinoma tumor burden in experimental models of NASH; and has demonstrated antiviral activities towards HBV, HCV, and HDV through several mechanisms, in nonclinical studies.

Hepion has created a proprietary AI platform, called AI-POWR™, which stands for Artificial Intelligence - Precision Medicine; Omics (including genomics, proteomics, metabolomics, transcriptomics, and lipidomics); World database access; and Response and clinical outcomes. Hepion intends to use AI-POWR™ to help identify which NASH patients will best respond to CRV431, potentially shortening development timelines and increasing the delta between placebo and treatment groups. In addition to using AI-POWR™ to drive its ongoing Phase 2a NASH program, Hepion will use the platform to identify additional potential indications for CRV431 to expand the company's footprint in the cyclophilin inhibition therapeutic space.

About FTSE Russell:

FTSE Russell is a global index leader that provides innovative benchmarking, analytics and data solutions for investors worldwide. FTSE Russell calculates thousands of indexes that measure and benchmark markets and asset classes in more than 70 countries, covering 98% of the investable market globally.

FTSE Russell index expertise and products are used extensively by institutional and retail investors globally. Approximately $17.9 trillion is currently benchmarked to FTSE Russell indexes. For over 30 years, leading asset owners, asset managers, ETF providers and investment banks have chosen FTSE Russell indexes to benchmark their investment performance and create ETFs, structured products and index-based derivatives.

A core set of universal principles guides FTSE Russell index design and management: a transparent rules-based methodology is informed by independent committees of leading market participants. FTSE Russell is focused on applying the highest industry standards in index design and governance and embraces the IOSCO Principles. FTSE Russell is also focused on index innovation and customer partnerships as it seeks to enhance the breadth, depth and reach of its offering.

FTSE Russell is wholly owned by London Stock Exchange Group.

For more information, visit www.ftserussell.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on Hepion Pharmaceuticals’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; risks associated with delays, increased costs and funding shortages caused by the COVID-19 pandemic; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. Hepion Pharmaceuticals does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Hepion Pharmaceuticals’ Form 10-K for the year ended December 31, 2019 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Stephen Kilmer

Hepion Pharmaceuticals Investor Relations

Direct: (646) 274-3580

skilmer@hepionpharma.com